Exhibit 5.2

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

January 13, 2026

Canadian Imperial Bank of Commerce

81 Bay Street, CIBC Square

Toronto, Ontario

M5J 0E7, Canada

RE:	Canadian Imperial Bank of Commerce – US$700,000,000 6.500% Fixed Rate Reset Limited Recourse Capital Notes Series 9 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness)

Ladies and Gentlemen:

We have acted as Canadian counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of US$700,000,000 6.500% Fixed Rate Reset Limited Recourse Capital Notes Series 9 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (the “Notes”) pursuant to an underwriting agreement dated January 6, 2026 (the “Underwriting Agreement”) among the Bank and CIBC World Markets Corp., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and UBS Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes are issuable under and pursuant to a subordinated indenture, dated as of November 5, 2024 (the “Base Indenture”), between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture dated as of January 13, 2026 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Bank, the Trustee and Computershare Advantage Trust of Canada, as Canadian co-trustee. We have also acted as Canadian counsel to the Bank in connection with the issuance and sale on January 9, 2026 by the Bank of 700,000 Non-Cumulative 5-Year Fixed Rate Reset Class A Preferred Shares Series 64 (Non-Viability Contingent Capital (NVCC)) of the Bank (the “Preferred Shares” and, collectively with the Notes, the “Securities”) to Computershare Trust Company of Canada, as trustee (the “Limited Recourse Trustee”) of CIBC LRCN Limited Recourse Trust (the “Limited Recourse Trust”).

The Securities are being offered pursuant to a Registration Statement on Form F-3 (File No. 333-282307) (the “Registration Statement”), including the prospectus constituting a part thereof, dated October 2, 2024 (the “Base Shelf Prospectus”), as supplemented by a preliminary prospectus supplement of the Bank dated January 6, 2026 relating to the Securities (the “Preliminary Prospectus Supplement”), as further supplemented by a prospectus supplement of the Bank dated January 6, 2026 relating to the Securities (the “Final Prospectus Supplement” and together with the Base Shelf Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”).

In accordance with the terms of an amended and restated declaration of trust dated as of September 14, 2020, as may be supplemented, amended or restated from time to time, in respect of the Limited Recourse Trust made by the Limited Recourse Trustee, the Limited Recourse Trustee will hold the Preferred Shares as registered owner to satisfy the recourse of the holders of the Notes in respect of the Bank’s obligations under the Indenture. Upon the occurrence of a Recourse Event (as defined in the Indenture), the limited recourse trust assets held in the Limited Recourse Trust in respect of the Notes, which will initially consist of the Preferred Shares, will be delivered to holders of the Notes.

The provisions attaching to the Preferred Shares (the “Share Terms”) provide that the Preferred Shares will convert, upon the occurrence of a Trigger Event (as defined in the Share Terms), into common shares in the capital of the Bank (each, a “Common Share”), subject to certain conditions as described in the Share Terms (an “NVCC Automatic Conversion”). If a Trigger Event occurs and the Preferred Shares are then held in the Limited Recourse Trust, then immediately following such NVCC Automatic Conversion, each holder of the Notes will be entitled to receive such holder’s proportionate share of the Preferred Shares then held in the Limited Recourse Trust and subsequently, the Common Shares issued in connection with such Trigger Event (other than any Dividend Common Shares (as defined in the Indenture)) will be delivered to each holder of the Notes, subject to certain conditions as described in the Indenture.

We are qualified to practice law in the Province of Ontario, and we do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case, in force at the date of this opinion letter.

We, as Canadian counsel to the Bank, have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following:

1.	Registration Statement;

2.	the Prospectus;

3.	the Underwriting Agreement;

4.	the Indenture; and

5.	the Share Terms.

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or appropriate for the purposes of the opinions hereafter expressed, including the following documents:

1.	the by-laws of the Bank;

2.	officers’ certificates of the Bank as to resolutions of the directors of the Bank authorizing the Registration Statement, Prospectus, the creation and issuance of the Notes and the Preferred Shares and other related matters; and

3.	a Certificate of Confirmation dated January 12, 2026 issued by the Office of the Superintendent of Financial Institutions (Canada) in respect of the Bank (the “Certificate of Confirmation”).

We understand that the Registration Statement and the Prospectus were filed with the U.S. Securities and Exchange Commission in connection with the Notes and the Preferred Shares.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies.

In expressing the opinion in paragraph 1 as to the existence of the Bank, we have relied exclusively on the Certificate of Confirmation, which certificate we assume is accurate as of the date hereof.

The opinion expressed in paragraph 3 is based on the assumption that the Indenture has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against, the Trustee.

Based upon the foregoing, and subject to the qualifications expressed herein, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Securities, to issue and deliver the Common Shares into which the Preferred Shares may be converted upon an NVCC Automatic Conversion (as defined in the Share Terms), and to execute, deliver and perform its obligations under the Indenture.

2.	The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank. The creation, issuance, sale and delivery of the Preferred Shares have been duly authorized by the Bank and the Preferred Shares have been validly created and allotted and, payment therefor having been made to the Bank, have been validly issued and are outstanding as fully-paid and non-assessable shares of the Bank. All necessary corporate action has been taken by the Bank to authorize and reserve for issuance the Common Shares into which the Preferred Shares may be converted upon an NVCC Automatic Conversion (as defined in the Share Terms) and such Common Shares, when duly issued in accordance with the Share Terms, will be validly issued, fully-paid and non-assessable shares. The Notes, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable in accordance with their terms.

3.	The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.	The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes and the Indenture, the issuance and delivery of the Preferred Shares to the Limited Recourse Trustee, and the issuance and delivery of the Common Shares upon an NVCC Automatic Conversion (as defined in the Share Terms), do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

5.	Subject to the assumptions, limitations and qualifications set out therein, the statements as to matters of the laws of Canada under the heading “Material Canadian Federal Income Tax Considerations” in the Final Prospectus Supplement are accurate in all material respects.

The opinions set forth in paragraphs 2 and 3 above as to the enforceability of the Notes and the Indenture, respectively, are subject to the qualifications that:

i.	enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

ii.	enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; and

iii.	enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Notes or the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

Our opinion in paragraph 5 above is limited to the tax matters described herein and does not address any other Canadian federal income tax matters, any other Canadian federal tax matters, any provincial tax matters or any foreign tax matters. Except as noted in the Final Prospectus Supplement, our opinion in paragraph 5 does not take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental decision or action, or in the administrative and assessing practices of the Canada Revenue Agency (“CRA”), and there can be no assurance that the Income Tax Act (Canada) or the Income Tax Regulations made thereunder will not be amended, or the CRA administrative and assessing practices changed, in a manner which will affect the considerations that are identified and reviewed in such opinion.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Very truly yours,

/s/ Torys LLP

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